Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 of Microsemi Corporation and to the incorporation by reference therein of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc., and the effectiveness of internal control over financial reporting of PMC-Sierra, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 31, 2015